                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-82501
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JULY 14, 1999)

                                1,228,742 SHARES
                               BUDGET GROUP, INC.

(BUDGET GROUP LOGO)
                                            Class A Common Stock
                                         (par value $.01 per share)

                             ---------------------

    This Prospectus Supplement No. 1 supplements and amends the Prospectus dated, July 14, 1999 (as supplemented or amended, the "Prospectus") relating to 1,228,742 shares of Class A common stock, par value $0.01 per share, of Budget Group, Inc., a Delaware corporation being, offered by certain of our stockholders named in the Prospectus who have acquired such securities from us in connection with certain acquisitions of businesses by us.

    The section entitled "Selling Stockholders" on page 11 of the Prospectus is hereby amended as follows:

The addition as the fourth full paragraph of the section of the following:

       "On May 31, 1998, we acquired all the outstanding shares of common stock of Carson Chrysler Plymouth Dodge Jeep Eagle, Inc. ("Carson") pursuant to the terms of a Stock Purchase Agreement dated May 31, 1998 (the "Carson Agreement"). Under the terms of the Carson Agreement, we issued an aggregate of 178,275 shares of Class A common stock to the former Carson stockholders. The Carson Agreement requires us to issue additional shares of Class A common stock with respect to the shares of Class A common stock issued to the former Carson stockholders to the extent, if any, that the shares of Class A common stock issued to the Carson stockholders are sold for a price per share less than $26.6325. We may be required to issue up to an aggregate of approximately 220,000 additional shares of Class A common stock to the former Carson stockholders under the terms of the Carson Agreement. These shares are being registered pursuant to this prospectus."

    The table on page 12 of the Prospectus which sets forth information with respect to the Selling Stockholders (as defined in the Prospectus) and the respective number of shares beneficially owned by each Selling Stockholder and the number of shares that may be sold pursuant to the Prospectus is hereby amended as follows:

The deletion of the entire table and the substitution therefor of the following:

                                                                                    NUMBER OF SHARES
                                                                                      WHICH MAY BE
                                                               NUMBER OF SHARES    OFFERED UNDER THIS
"NAME                                                         BENEFICIALLY OWNED       PROSPECTUS
-----                                                         ------------------   ------------------
Questor Partners Fund, L.P.(1)..............................      1,969,963              352,133
Questor Side-by-Side Partners, L.P.(1)......................        141,327               25,265
Madison Dearborn Capital Partners, L.P......................        793,120              138,748
Societe Generale............................................        475,872               83,249
Chase Equity Associates.....................................        317,247               55,499
National Union Fire Insurance Company of Pittsburgh, PA.....        158,623               27,749
Citicorp North America, Inc.................................         63,448               11,099
Frank Daniel Wooten 1992 Revocable Trust....................         32,915              258,325
David Bradley Wooten 1992 Revocable Trust...................         10,142               56,675
Other Stockholders..........................................        178,275              220,000
                                                                  ---------            ---------
         Total..............................................      4,140,932            1,228,742
                                                                  =========            =========

---------------

(1) Questor Principals, Inc. ("Questor Principals") is the general partner of
    (i) Questor General Partner, L.P., the general partner of Questor Partners Fund, L.P., and (ii) Questor Side-by-Side Partners, L.P., both of which are Selling Stockholders. Jay Alix, who may become a director of the Company, is a shareholder, director and Chief Executive Officer of Questor Principals. The address of Questor Partners Fund, L.P. and Questor Side-by-Side Partners, L.P. is 103 Springer Building, 3411 Silverside, Wilmington, Delaware 19810."

    The section entitled "Plan of Distribution" on page 12 of the Prospectus is hereby amended as follows:

The deletion of the following:

       "(3) up to an aggregate of 220,000 shares acquired by other stockholders of a company acquired by us."

and the substitution therefor of the following:

       "(3) up to an aggregate of 220,000 shares of our Class A common stock which may be issued to former stockholders of Carson pursuant to the Carson Agreement, which was consummated on May 31, 1998."

    The Prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of the Class A common stock.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 20, 1999.